Exhibit 99.2

Q3 FY25 Shareholder Letter

Fellow shareholders, Our Q3 fiscal year 2025 results are good and moderately better than expectations — and we remain on track for our full fiscal year guidance. Performance reflected a blend of good growth in our strongest target markets, transitions to enhanced value propositions in maritime, and expected declines in fixed broadband. We are also making steady progress in achieving capital synergies and operating cost efficiencies supporting earnings and driving cash conversion. We intend to sustain and enhance already strong positions in attractive and growing satellite services and technology markets. Key factors enabling our growth, and progress on areas we expect can sustain and accelerate growth include: › In aviation, the number of commercial IFC aircraft in service grew ~13% YoY, business jets grew ~18% YoY, and backlog grew even faster at 22% YoY. Aviation continues to be an attractive growth market for us. We have a compelling value proposition in IFC and have continued to expand our customer base both in the US and internationally. We have made very steady progress in integrating capacity from multiple third-party satellite operator partners to expand our coverage and capacity. We have been successful at winning new airlines as well as new fleets with existing customers, going increasingly global with our “full, fast and free” service plans for airlines choosing that business model, and meeting SLA’s even on the busiest routes and at major hub airports. Customers are responding positively. For instance, as just announced, we are very pleased to expand to full fleet with STARLUX in Asia Pacific. A recent report from a Hawaii Travel News website described their experience with ViaSat WiFi on a United 737 MAX from LAX to Hawaii, receiving 130 Mbps speeds on a plane served by ViaSat-3 (VS-3) F1 testing our newest WiFi technology provided free to passengers. We are anticipating even better performance with VS-3 F2 and F3. VS-3 F1 with its ability to dedicate satellite beams to individual planes has served over 10,000 flights to date. In business aviation, we are in the process of upgrading a number of legacy Inmarsat-served jets to service contracts with uncapped speeds and usage volumes — and have continued to grow the number of business jets in service. › Our Defense and Advanced Technologies segment grew revenue almost 20% YoY in Q3 FY2025, reflecting revenue increases in each of its four business lines following an exceptional level of new orders in Q2. Backlog is up YoY, as is our cumulative unawarded IDIQ portfolio. › We are pleased to see very positive customer feedback on our GEO/LEO multi-orbit enterprise maritime service, NexusWave. We are going step by step. After launching beta service last fall, we have grown our order pipeline, turned the leading edge of that into firm backlog and this quarter we are expecting to accelerate turning that backlog into vessels in service, thereby driving additional maritime service revenue. Based on our order pipeline, customer service plan selection and feedback from direct customers and global distribution partners, we are targeting a return to growth in our maritime business line in FY2026. › We have been aggressive and ambitious in forming key partnerships with multiple GSO and NGSO operators and continue to incorporate capacity on multiple new third party satellites into a more highly integrated version of the combined Inmarsat/ViaSat satellite fleet to deliver state-of-the art services. We have made meaningful progress on techniques to expand geographic coverage and optimize resources to better serve our mobility customers. This work contributed to a portion of the capex savings in FY2025 — while still expanding total platforms in service and increasing bandwidth per platform and reducing near-term scheduling risk for the VS-3 satellites. We have also made steady progress on getting the VS-3 satellite constellation into service — as we get closer to completion, schedule risk is diminishing. We continue to expect VS-3 F2 to be completed and shipped to Cape Canaveral this summer and to enter commercial service late CY2025. The VS-3 F3 manufacturing and test schedule outlook is unchanged from last quarter, but given our significantly increased coverage and capacity resources, we have chosen a less capital intensive launch configuration that has slightly extended the orbit raising time, which is expected to shift the commercial in-service date for VS-3 F3 into CY2026. › We are also making good progress on our collaborative approach to transforming our L-band networks. We are very pleased that the European Space Agency (ESA) has established an agreement with the Mobile Satellite Services Association (MSSA) and a new contract with Viasat, which are intended to support and promote European participation in the development of a standards-based, open architecture LEO constellation that can augment existing GEO and LEO direct-to-device (D2D) satellite services. We see global engagement and participation in D2D satellite services as a critical element in delivering 5G NTN (Non-Terrestrial Networks) services that augment national telecommunications architectures while supporting their sovereignty and security, and ensuring regulatory compliance. We believe it is a differentiated strategy that promotes global interests in participating in the space economy, technology innovation, and a safe and sustainable space environment. We, and our partners in MSSA, are excited about ESA’s involvement in this endeavor. Shared, open architecture, and standards-based multi-tenant space infrastructure utilize proven business models from terrestrial mobile networks, and they are expected to reduce costs and help countries and companies compete effectively. From ViaSat’s perspective we anticipate that these initiatives will help reduce our future capital outlays while enabling state-of-the-art networks and services. Lastly, we believe recent D2D transactions help underscore the value of our MSS spectrum, and the benefits of supporting 3GPP NBIoT D2D services on our existing fleet. Overall, we are making steady progress building our mid to long-term outlook and we remain focused on growth, cash conversion and reducing leverage. We continue to believe we have portfolio and strategic optionality in the means and sequences in which we address our challenges and opportunities. Shareholder Letter | Q3 Fiscal Year 2025 1

Q3 FY2025 Financial Results

- Revenue of $1.1 billion in Q3 FY2025 was flat YoY. Strong revenue growth of 20% YoY in the Defense and Advanced Technologies segment was offset by lower revenues in the Communication Services segment.
- Net loss of $158 million for Q3 FY2025 increased from a net loss of $124 million in Q3 FY2024, primarily reflecting the loss on the extinguishment of the Inmarsat 2026 senior secured notes partially offset by higher operating income and lower net interest expense.
- Q3 FY2025 Adjusted EBITDA[1] was $393 million, an increase of 3% YoY. Strong operating performance in aviation services, government satcom, space and mission systems, and tactical networking products was partially offset by declines in fixed services and other (FS&O), and maritime service revenues. Incremental Adjusted EBITDA contributions improved relative to revenue compared to the prior year period.
- Defense and Advanced Technologies revenue increased 20% YoY driven primarily by strong growth in information security and cyber defense, space and mission systems, and tactical networking products.
- Communication Services revenue decreased 6% YoY due primarily to expected declines in FS&O service revenues and lower revenue from maritime services, which were partially offset by continued growth in aviation services and government satcom services.
- Awards for the quarter were $1.1 billion, a decline of 12% YoY. Defense and Advanced Technologies segment awards grew 49% to $327 million, partially offset by a decline in Communication Services of 25% primarily related to strong prior year award growth in government satcom.
- Our Net Debt[3] relative to LTM Adjusted EBITDA increased slightly sequentially.

AWARDS
$ in millions


$1,218
$1,114
$1,162
$1,275
$1,078
Q3 FY24
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25

REVENUE
$ in millions


$1,129
$1,150
$1,126
$1,122
$1,124
Q3 FY24
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25

OPERATING INCOME (LOSS)
$ in millions


($43.9)
$0.3
$59.7
($24.7)
$21.2
Q3 FY24
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25

BACKLOG
$ in millions


$3,722
$3,696
$3,640
$3,747
$3,541
Q3 FY24
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25

ADJ. EBITDA[1]
$ in millions


$383
$358
$404
$375
$393
Q3 FY24
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25

NET INCOME (LOSS)[2]
$ in millions


($124.4)
($89.8)
($32.9)
($137.6)
($158.4)
Q3 FY24
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25

Shareholder Letter | Q3 Fiscal Year 2025 2

Communication Services

Communication Services
segment provides a wide range of broadband and narrowband communications solutions across government and commercial mobility, maritime, fixed broadband (residential) energy and enterprise customers

AWARDS, REVENUE AND ADJ. EBITDA[1]
$ in millions


$998
$751
$875
$820
$333
$330
Awards
Revenue
Adj. EBITDA
Q3 FY24
Q3 FY25

SERVICE REVENUE MIX
$ in millions


$236
$264
$176
$195
$130
$119
$230
$181
Aviation
Govt. Satcom
Maritime
Fixed Services and Other
Q3 FY24
Q3 FY25

SERVICE METRICS - KA BAND ONLY
End of period aircraft and vessels


3.5K
3.8K
4.0K
1.7K
1.9K
2.0K
14.3K
14.4K
14.3K
Commercial Aviation
Business Aviation
Maritime
Q3 FY24
Q2 FY25
Q3 FY25

Segment Highlights

- Announced leading global shipping operator "K" LINE chose to trial Inmarsat Maritime's new bonded network service NexusWave on "K" LINE's fleet.
- Launched JetXP enhanced performance for select business aviation connectivity customers. JetXP features uncapped speeds, expanded capacity and increased network prioritization which improve overall experience. It is a unique offering that could only be achieved with our combination of our world-class technology, expertise and innovation, and our partner ecosystem, which includes business leading value-added resellers, OEMs and MROs. Initial results have been extremely positive.
- ViaSat-3 F1 began delivering connectivity to US Government customers including the US Marine Corps. Our ViaSat-3 satellite design provides greater capacity and the flexibility to dynamically shift bandwidth where it is needed most. The use of small beams, beam shaping, encryption and unique anti-jam capabilities are designed to provide secure and reliable connectivity to support the most critical government missions.
- Successfully completed in-orbit testing of GX10A and GX10B satellite payloads. The payloads are hosted on Space Norway's Arctic Satellite Broadband Mission spacecraft and are expected to provide broadband satellite coverage over the Arctic region for government and commercial customers early to mid-calendar year 2025.
- Successfully demonstrated direct-to-device (D2D) satellite connectivity at high profile events in Saudi Arabia, India, and United Arab Emirates sending SoS and two-way messages over the company's highly reliable L-band satellites which orbit above Asia.
- Completed the divestiture of the Energy Services System Integration business which was included in Fixed Services and Other business line.

Awards

Q3 FY2025 Communication Services awards decreased 25% YoY to $751M million. Strong YoY growth in aviation was more than offset by declines in government satcom, FS&O and maritime services. The government satcom business also benefitted from a significant new satellite services contract from the US government in Q3 FY2024. Q3 FY2025 total backlog of $2.6 billion decreased 13% YoY; aviation and government satcom backlog increased 22% and 12%, respectively.

Revenue

In Q3 FY2025, Communication Services revenue decreased 6% YoY to $820 million. The decline was primarily driven by product revenues which were down 40% primarily due to accelerated IFC terminal deliveries in the prior year period. Service revenue increases of 12% and 11% YoY from aviation and government satcom, respectively, were more than offset by a 21% YoY decrease in FS&O services and a 9% YoY decrease in maritime services as third-party companion offerings created incremental ARPU pressure. Mobility Ka-band service metrics continued to grow YoY and sequentially, ending the quarter with an aggregate of approximately 20,200 vessels and aircraft in service. Commercial and business aviation ended the quarter with approximately 3,950 and 2,000 aircraft in service, respectively. U.S. fixed broadband ended the quarter with approximately 205,000 subscribers and $115 average revenue per user.

Adjusted EBITDA

Communication Services Q3 FY2025 Adjusted EBITDA of $330M was flat compared to prior year. Strong operating performance in aviation and government satcom services was offset by lower incremental revenue flow-through from FS&O, maritime services, and overall product revenues. Q3 FY2025 incremental Adjusted EBITDA contributions improved relative to revenue compared to Q3 FY2024, reflecting increased gross margins as well as lower R&D expenditures and sales and marketing expenses.

Shareholder Letter | Q3 Fiscal Year 2025 3

Defense and Advanced Technologies

Defense and Advanced Technologies segment provides a diverse set of resilient, vertically integrated solutions, leveraging core technical competencies in encryption, cyber security, tactical gateways, modems and waveforms, to government and commercial customers

AWARDS, REVENUE AND ADJ. EBITDA[1]

$ in millions



$220
$327
$254
$303
$50
$64
Awards
Revenue
Adj. EBITDA
Q3 FY24
Q3 FY25

Note: all legacy Inmarsat businesses are included in Communication Services segment

PRODUCT REVENUE MIX

$ in millions



$72
$89
$65
$78
$58
$79
$6
$7
InfoSec and Cyber Defense
Space and Mission Sys
Tactical Networking
Adv Tech and Other
Q3 FY24
Q3 FY25

Note: all legacy Inmarsat businesses are included in Communication Services segment

BACKLOG AND SOLE SOURCE UNAWARDED IDIQ

$ in millions



$732
$925
$2,742
$3,104
Backlog
Sole Source Unawarded IDIQ
Q3 FY24
Q3 FY25

Segment Highlights

- Awarded up to $568 million sole-source IDIQ contract to support C5ISR capabilities for US Defense Forces. Through this contract, Viasat will continue to deliver a diverse portfolio of technologies and services. Our Communication Services and Defense and Advanced Technologies portfolios offer proven and innovative government solutions, including tactical gateways and advanced networking, airborne SATCOM terminals and hubs, ground terminals and modems, beyond-line-of-sight satellite services, and cybersecurity and encryption capabilities.
- Antenna systems (AS), part of SMS, secured a $50 million award from a prime contractor for providing full-motion antenna systems that will be part of ground infrastructure supporting global coverage for missile warning, tracking, and defeat missions as well as demonstrate advanced tactical data links.
- Selected by Defense Innovation Unit to deliver resilient orchestration software for autonomous systems. Our mobile network orchestration solution is an optimal fit for addressing the network and advanced requirements to enable resilient, multi-path communications through contested and denied environments.
- Ramped up shipment of a $35M Q2 FY2025 award for sales & support of Move Out/ Jump Off (MOJO) Link 16 expeditionary tactical gateway system in support of the Marine Expeditionary Forces. The MOJO kits provide ground combat forces with the ability to exchange situational awareness and targeting data with other Link 16 or Situational Awareness Data Link (SADL)-enabled platforms, supporting Joint All-Domain Command and Control for operations.

Awards

Defense and Advanced Technologies Q3 FY2025 awards increased 49% YoY to $327 million. The YoY growth was primarily driven by significant awards in space and mission systems solutions driven by antenna systems, tactical networking products, and information security and cyber defense products. Backlog was $925 million in Q3 FY2025, an increase of 26% YoY and flat sequentially, and book-to-bill was 1.1.

Revenue

Q3 FY2025 Defense and Advanced Technologies revenue was $303 million, a 20% increase YoY. The YoY revenue growth was driven primarily by product revenue increases in tactical networking, information security and cyber defense, and space and mission systems.

Adjusted EBITDA

In Q3 FY2025, Defense and Advanced Technologies Adjusted EBITDA increased 27% YoY to $64 million. Strong YoY operating performance across the segment portfolio from tactical networking, space and mission systems, and information security and cyber defense more than offset higher R&D expenditures. Q3 FY2025 incremental Adjusted EBITDA contributions improved relative to revenue compared to Q3 FY2024, driven primarily by increased product gross margins.

Shareholder Letter | Q3 Fiscal Year 2025 4

OPERATING CASH FLOW $ in millions CAPITAL EXPENDITURE $ in millions NET DEBT3 $ in billions Balance Sheet, Cash Flows and Liquidity Operating Cash Flow Viasat generated $219 million in operating cash flow during the quarter, an increase of $86 million YoY and a decrease of $20 million sequentially. The YoY increase primarily reflects decreased working capital largely from decreases in receivables and inventory, and lower cash taxes. The sequential decline primarily reflects increased working capital largely from a decrease in accrued liabilities. Capital Expenditure Q3 FY2025 capital expenditures declined 40% YoY to $253 million. Capital expenditures decreased YoY primarily due to lower satellite expenditures related to timing of certain space, ground infrastructure and other capex payments. Net Debt and Liquidity Viasat ended Q3 FY2025 with $2.7 billion in available liquidity which consisted of $1.56 billion in cash and cash equivalents and $1.14 billion of borrowing ability under our two undrawn revolving credit faciliaties. Net Debt3 increased to $5.66 billion primarily due to the GX10 satellite lease, resulting in a slight sequential increase in our Net Debt relative to LTM Adjusted EBITDA. Shareholder Letter | Q3 Fiscal Year 2025 5

Outlook We are maintaining our FY25 revenue and Adjusted EBITDA outlook, which reflects strong results in the first three quarters including in our aviation and defense orderbooks, confidence in our competitive position in our markets represented by strong awards, and despite continued headwinds from OEM related delays of aircraft deliveries. For FY2025 our guidance is unchanged. › Communication Services FY2025 revenue guidance remains unchanged reflecting strong growth in aviation services and government satcom services that we expect will be more than offset by declines in U.S. fixed broadband and, to a lesser extent, maritime revenues. › DAT YoY revenue growth guidance for FY2025 remains unchanged and is expected to increase in the mid-teens, driven primarily by tactical networking products, recurring contributions from certain licensing agreements, and strong demand for high-speed Type 1 encryptors fueled by cloud data center geographic expansion and support for AI applications. Revenue visibility for FY2025 is supported by backlog of over $900 million as of December 31, 2024. For FY2025 our Adjusted EBITDA guidance is unchanged with the growth expected to be driven by strong revenue flow through from DAT licensing agreements and Communication Services. › We continue to expect Net Debt relative to LTM Adjusted EBITDA to increase modestly by the end of FY2025 given the prior fiscal year benefit from accelerated insurance payments. › In FY2025 we now expect capital expenditures to decline to approximately $1.1 billion (which includes approximately $300 million for Inmarsat-related capital expenditures). The FY2025 range excludes the benefit from insurance recoveries and includes capitalized interest in our capex guidance, which is approximately $200 million per year. › Looking ahead to FY2026, we continue to expect YoY revenue and Adjusted EBITDA growth with capital expenditures of approximately $1.3 billion which indicates an inflection to positive free cash flow in the second half FY2026. In closing, we expect to continue to be successful in capturing our share of large and growing markets and remain focused on improving operational and capital productivity. We delivered strong YoY growth across our DAT segment and in aviation and government satellite connectivity. As we continue to launch our multiorbit offerings with ViaSat-3 capabilities in the near future, we expect our competitive position to strengthen further. Customer demand is growing for a diverse set of orbits and spectrum and the importance of avoiding overdependence on single individual systems is an increasing issue for sovereignty and security. We continue to feel very good about Viasat’s runway of business growth opportunities. We remain a leading player in the satellite communications industry. We have a very thorough understanding of the competitive environment and believe our technology and business model approach to global partnership & cooperation in space will be a very appealing option for a growing number of nations and companies that want to sustain and contribute to a healthy space ecosystem. We are intent on achieving that while steadily demonstrating financial and strategic discipline and as we continue to actively evaluate alternatives to unlock value, we are hyper focused on serving our customers, employees and shareholders. Sincerely, Mark Dankberg Shareholder Letter | Q3 Fiscal Year 2025 6

Viasat Satellite Roadmap Phase1, 2 Assembly, Integration Launch & Early Satellite Design and Test (AI&T) Orbit Phase (LEOP) Anticipated Mechanical Final Ready Launch Orbit 3 PDR CDR AI&T TVAC Launch IOT Service Entry Environments Ground Test to Ship Campaign Raising ViaSat-3 In service F1 Partner: Entered Service July 2024 ViaSat-3 F2 Partner: Late 2025 ViaSat-3 F3 Partner: + Early 2026 Early-mid GX-10A/B 2025 Partner: Undisclosed GX-7/8/9 Partner: 2027 Inmarsat-8 Partner: 2028 Multi-dimensional, flexible network driving global coverage & capacity and high utilization Key Design Differentiator ViaSat-3 GX-10A/B GX-7/8/9 Inmarsat-8 Highest Capacity Polar High Capital Efficient & Flexibility Coverage Flexibility Global Safety Service 1 Progress bars are not to scale and are for illustrative purposes only 2 The names of certain key partners have been redacted for confidentiality reasons 3 All future service dates are projections and are subject to change

Endnotes 1. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, as further adjusted to exclude certain non-cash items and non-recurring expenses such as stock-based compensation expense, acquisition-related expenses, gain or loss on disposal of assets, gain or loss on debt extinguishment, and impairment of assets. A reconciliation of Adjusted EBITDA to its closest GAAP equivalent is provided at the end of this letter under “Non-GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional information. 2. Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders. 3. Net Debt is defined as total debt less cash and cash equivalents and short-term investments. A reconciliation of Net Debt to its closest GAAP equivalent is provided at the end of this letter under “Non-GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional information. Shareholder Letter | Q3 Fiscal Year 2025 8

Forward Looking Statements This shareholder letter contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding projections of earnings, revenue, Adjusted EBITDA, net leverage, free cash flow, capital expenditures, investments, costs, expected cost savings, efficiencies and synergies, deleveraging, return on capital or other financial items, including financial guidance and outlook and expectations for performance and results of operations in FY2025 and beyond; proposed initiatives to strengthen capital structure, create shareholder value and drive down capital intensity; anticipated trends in our business or key markets; growth opportunities; ability to successfully compete in our target markets, and durability or strengthening of competitive advantages; the construction, completion, testing, launch, commencement of service, expected performance and benefits of satellites and satellite payloads (including satellites planned or under construction) and the timing thereof; the expected capacity, coverage, service speeds and other features of our satellites, and the cost, economics and other benefits associated therewith; anticipated subscriber growth; introduction and integration of multi-orbit capabilities; the ability to capitalize on backlog and awards received and unawarded IDIQ contract vehicles; future economic conditions; the development, customer acceptance and anticipated performance and demand for our technologies, products or services; our ability to meet the performance and coverage levels required by our customers and to meet customer SLA requirements; our plans, objectives and strategies for future operations, including expansion into emerging markets such as D2D services and LEO strategies to augment existing D2D services; statements regarding existing and prospective orders from current and new aviation and maritime customers and future growth in the number of aircraft or vessels in service; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: our ability to realize the anticipated benefits of any existing or future satellite; unexpected expenses related to our satellite projects; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, launch, operational or deployment failure or degradation in satellite performance; capacity constraints in our business in the lead-up to the commencement of service on new satellites; increasing levels of competition in our target markets; our ability to successfully implement our business plan on our anticipated timeline or at all; the ability to realize anticipated benefits and synergies of the Inmarsat acquisition, including the expectation of enhancements to our products and services, greater revenue or growth opportunities, and the realization of operating efficiencies and cost savings (including the timing and amount thereof); our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of recent changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason. Shareholder Letter | Q3 Fiscal Year 2025 9

Use of Non-GAAP Financial Information To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Viasat uses non-GAAP net income (loss) attributable to Viasat, Inc., Adjusted EBITDA and Net Debt, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe non-GAAP net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. We believe Net Debt provides useful information to both management and investors in order to monitor our leverage (including our ability to service our debt and make capital expenditures) and evaluate our consolidated balance sheet. A limitation associated with using Net Debt is that it subtracts cash and therefore may imply there is less debt than the most comparable GAAP measure. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to Viasat’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below. Copyright © 2025 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners. Shareholder Letter | Q3 Fiscal Year 2025 10

Third Quarter Fiscal Year 2025 Results

Financial Results

(In millions, except per share data)	Q3FY25	Q3FY24	Year-Over-Year Change	First 9 Months FY25	First 9 Months FY24	Year-Over-Year Change
Revenues	$1,123.8	$1,128.5	0%	$3,372.5	$3,133.7	8%
Net income (loss) (1)	($158.4)	($124.4)	27%	($328.9)	($968.6)	(66)%
Non-GAAP net income (loss) (1)	$14.7	$29.7	(51)%	$24.2	$179.0	(86)%
Adjusted EBITDA	$393.3	$383.1	3%	$1,172.2	$1,052.7	11%
Diluted per share net income (loss) (1)	($1.23)	($0.99)	24%	($2.57)	($8.47)	(70)%
Non-GAAP diluted per share net income (loss) (1), (2)	$0.11	$0.24	(54)%	$0.19	$1.55	(88)%
Fully diluted weighted average shares (2)	128.9	125.1	3%	128.0	114.3	12%

New contract awards (3)	$1,078.0	$1,218.3	(12)%	$3,514.8	$3,040.6	16%
Backlog (4)	$3,541.2	$3,722.2	(5)%	$3,541.2	$3,722.2	(5)%
Segment Results
(In millions)	Q3FY25	Q3FY24	Year-Over-Year Change	First 9 Months FY25	First 9 Months FY24	Year-Over-Year Change
Communication Services
New contract awards (3)	$750.5	$998.5	(25)%	$2,326.3	$2,283.4	2%
Revenues	$820.3	$874.9	(6)%	$2,473.5	$2,281.7	8%
Operating profit (loss) (5)	$44.4	$36.0	23%	$85.8	($805.1)	*
Adjusted EBITDA	$329.6	$333.1	(1)%	$955.5	$838.3	14%

Defense and Advanced Technologies
New contract awards (3)	$327.4	$219.8	49%	$1,188.4	$757.2	57%
Revenues	$303.4	$253.7	20%	$899.0	$852.1	6%
Operating profit (loss) (5)	$42.7	$11.8	264%	$168.6	$115.9	45%
Adjusted EBITDA	$63.6	$50.0	27%	$216.7	$214.4	1%

(1)	Attributable to Viasat, Inc. common stockholders.
(2)

As the three and nine months ended December 31, 2024 and December 31, 2023 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for three and nine months ended December 31, 2024 and December 31, 2023 resulted in non-GAAP net income, 131.3 million, 130.0 million, 126.0 million and 115.3 million, respectively, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Awards exclude future revenue under recurring consumer commitment arrangements.
(4)

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our Communication Services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in flight internet service revenues under our commercial in-flight internet agreements in our Communication Services segment.

(5)	Before corporate and amortization of acquired intangible assets.
*	Percentage not meaningful.

Note: Some totals may not foot due to rounding.

Shareholder Letter | Q3 Fiscal Year 2025   11

Third Quarter Fiscal Year 2025 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues:
Service revenues	$809,370	$825,466	$2,428,405	$2,192,571
Product revenues	314,397	303,073	944,084	941,174

Total revenues	1,123,767	1,128,539	3,372,489	3,133,745

Operating expenses:
Cost of service revenues	527,718	514,757	1,575,978	1,374,860
Cost of product revenues	234,229	252,519	671,872	703,617
Selling, general and administrative (1)	238,024	271,734	761,594	1,640,304
Independent research and development	36,701	41,728	108,654	104,161
Amortization of acquired intangible assets	65,847	91,719	198,086	200,904

Income (loss) from operations	21,248	(43,918)	56,305	(890,101)
Interest (expense) income, net	(76,768)	(112,616)	(251,196)	(203,037)
(Loss) gain on extinguishment of debt, net	(96,614)	—	(99,814)	—
Other income (expense), net	(9,976)	—	(9,976)	—

Income (loss) before income taxes	(162,110)	(156,534)	(304,681)	(1,093,138)
(Provision for) benefit from income taxes	11,798	34,496	4,699	128,106
Equity in income (loss) of unconsolidated affiliates, net	3,405	2,689	9,592	3,018

Net income (loss)	(146,907)	(119,349)	(290,390)	(962,014)
Less: net income (loss) attributable to noncontrolling interest, net of tax	11,506	5,050	38,519	6,627

Net income (loss) attributable to Viasat, Inc.	$(158,413)	$(124,399)	$(328,909)	$(968,641)

Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(1.23)	$(0.99)	$(2.57)	$(8.47)

Diluted common equivalent shares (2)	128,941	125,097	127,968	114,317

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)	Three months ended		Nine months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
GAAP net income (loss) attributable to Viasat, Inc.	$(158,413)	$(124,399)	$(328,909)	$(968,641)
Amortization of acquired intangible assets	65,847	91,719	198,086	200,904
Stock-based compensation expense	21,503	22,199	63,468	65,669
Acquisition and transaction related expenses (3)	20,855	65,068	57,706	130,254
Loss (gain) on extinguishment of debt, net	96,614	—	99,814	—
Other (income) expense, net	9,976	—	9,976	—
Satellite impairment and related charges, net	—	5,496	—	905,496
Income tax effect (4)	(41,724)	(30,415)	(75,957)	(154,727)

Non-GAAP net income (loss) attributable to Viasat, Inc.	$14,658	$29,668	$24,184	$178,955

Non-GAAP diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$0.11	$0.24	$0.19	$1.55

Diluted common equivalent shares (2)	131,256	125,957	130,017	115,276

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended		Nine months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
GAAP net income (loss) attributable to Viasat, Inc.	$(158,413)	$(124,399)	$(328,909)	$(968,641)
Provision for (benefit from) income taxes	(11,798)	(34,496)	(4,699)	(128,106)
Interest expense (income), net	76,768	112,616	251,196	203,037
Depreciation and amortization	337,755	336,626	1,023,625	844,970
Stock-based compensation expense	21,503	22,199	63,468	65,669
Acquisition and transaction related expenses (3)	20,855	65,068	57,706	130,254
Loss (gain) on extinguishment of debt, net	96,614	—	99,814	—
Other (income) expense, net	9,976	—	9,976	—
Satellite impairment and related charges, net	—	5,496	—	905,496

Adjusted EBITDA	$393,260	$383,110	$1,172,177	$1,052,679

(1)	Amounts include satellite impairment and related charges, net, of approximately $5 million and $905 million for the three and nine months ended December 31, 2023, respectively.
(2)

As the three and nine months ended December 31, 2024 and December 31, 2023 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three and nine months ended December 31, 2024 and December 31, 2023 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Costs typically consist of acquisition, integration, and disposition related costs.
(4)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

Shareholder Letter | Q3 Fiscal Year 2025   12

Third Quarter Fiscal Year 2025 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE CORPORATE

AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended December 31, 2024			Three months ended December 31, 2023
	Communication Services Segment	Defense and Advanced Technologies Segment	Total	Communication Services Segment	Defense and Advanced Technologies Segment	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$44,357	$42,738	$87,095	$36,049	$11,752	$47,801
Depreciation (5)	244,673	12,401	257,074	218,860	10,620	229,480
Stock-based compensation expense	12,884	8,619	21,503	14,252	7,947	22,199
Other amortization	10,289	4,545	14,834	12,414	3,013	15,427
Acquisition and transaction related expenses (3)	14,061	6,794	20,855	43,410	21,658	65,068
Satellite impairment and related charges, net	—	—	—	5,496	—	5,496
Equity in income (loss) of unconsolidated affiliates, net	3,405	—	3,405	2,689	—	2,689
Noncontrolling interest	(30)	(11,476)	(11,506)	(60)	(4,990)	(5,050)

Adjusted EBITDA	$329,639	$63,621	$393,260	$333,110	$50,000	$383,110

	Nine months ended December 31, 2024			Nine months ended December 31, 2023
	Communication Services Segment	Defense and Advanced Technologies Segment	Total	Communication Services Segment	Defense and Advanced Technologies Segment	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$85,829	$168,562	$254,391	$(805,080)	$115,883	$(689,197)
Depreciation (5)	744,136	35,539	779,675	567,313	30,739	598,052
Stock-based compensation expense	38,462	25,006	63,468	41,286	24,383	65,669
Other amortization	31,998	13,866	45,864	37,425	8,589	46,014
Acquisition and transaction related expenses (3)	45,532	12,174	57,706	88,976	41,278	130,254
Satellite impairment and related charges, net	—	—	—	905,496	—	905,496
Equity in income (loss) of unconsolidated affiliates, net	9,592	—	9,592	3,018	—	3,018
Noncontrolling interest	(90)	(38,429)	(38,519)	(180)	(6,447)	(6,627)

Adjusted EBITDA	$955,459	$216,718	$1,172,177	$838,254	$214,425	$1,052,679

(5)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
Assets	December 31, 2024	March 31, 2024

Current assets:
Cash and cash equivalents	$1,556,489	$1,901,033
Accounts receivable, net	648,962	678,210
Inventories	320,137	317,878
Prepaid expenses and other current assets	316,012	581,783

Total current assets	2,841,600	3,478,904

Property, equipment and satellites, net	7,555,524	7,557,206
Operating lease right-of-use assets	422,021	393,077
Other acquired intangible assets, net	2,338,088	2,544,467
Goodwill	1,620,267	1,621,763
Other assets	822,851	733,947

Total assets	$15,600,351	$16,329,364

	As of	As of
Liabilities and Equity	December 31, 2024	March 31, 2024

Current liabilities:
Accounts payable	$218,585	$287,206
Accrued and other liabilities	854,900	950,621
Current portion of long-term debt	506,922	58,054

Total current liabilities	1,580,407	1,295,881

Senior notes	3,649,874	4,354,714
Other long-term debt	2,885,929	2,774,521
Non-current operating lease liabilities	411,784	379,644
Other liabilities	2,226,228	2,452,100

Total liabilities	10,754,222	11,256,860

Total Viasat Inc. stockholders’ equity	4,760,621	5,025,430
Noncontrolling interest in subsidiary	85,508	47,074

Total equity	4,846,129	5,072,504

Total liabilities and equity	$15,600,351	$16,329,364

Shareholder Letter | Q3 Fiscal Year 2025   13

Non-GAAP Financial Reconciliation

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
GAAP net income (loss) attributable to Viasat, Inc. (6)	$(158,413)	$(137,584)	$(32,912)	$(100,263)	$(124,399)
Provision for (benefit from) income taxes	(11,798)	5,915	1,184	(11,946)	(34,496)
Interest expense (income), net	76,768	91,444	82,984	101,103	112,616
Depreciation and amortization	337,755	354,666	331,204	312,554	336,626
Stock-based compensation expense	21,503	22,783	19,182	17,962	22,199
Acquisition and transaction related expenses (3)	20,855	34,550	2,301	27,325	65,068
Loss (gain) on extinguishment of debt, net	96,614	3,200	—	—	—
Other (income) expense, net	9,976	—	—	—	—
(Gain) loss on the Link-16 TDL Sale	—	—	—	11,000	—
Satellite impairment and related charges, net	—	—	—	—	5,496

Adjusted EBITDA	$393,260	$374,974	$403,943	$357,735	$383,110

	As of
NET DEBT	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
(In thousands)
Total debt	$7,218,294	$9,064,558	$7,456,369	$7,475,842	$7,566,577
Less: cash and cash equivalents	1,556,489	3,529,770	1,811,599	1,901,033	1,621,228
Less: short term investments	—	—	—	—	30,000

Net debt	$5,661,805	$5,534,788	$5,644,770	$5,574,809	$5,915,349

(3)	Costs typically consist of acquisition, integration, and disposition related costs.

(6)

The three months ended March 31, 2024 GAAP net income (loss) attributable to Viasat, Inc. includes $10.4 million loss from discontinued operations related to the Link-16 TDL Sale. There is no impact to Adjusted EBITDA as Adjusted EBITDA and Adjusted EBITDA from continuing operations are the same.

Shareholder Letter | Q3 Fiscal Year 2025   14

Selected Segment Information

Selected Segment Information

(Unaudited)

(In thousands)

	Three months ended		Nine months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues:
Communication services
Aviation services	$263,880	$236,008	$783,022	$611,169
Government satcom services	195,048	176,311	558,796	428,778
Maritime services	118,895	130,121	364,021	305,894
Fixed services and other services	181,162	229,929	567,651	691,063

Total services	758,985	772,369	2,273,490	2,036,904
Total products	61,362	102,489	200,029	244,771

Total communication services revenues	820,347	874,858	2,473,519	2,281,675
Defense and advanced technologies
Total services	50,385	53,097	154,915	155,667
Information security and cyber defense products	89,497	72,115	228,552	211,169
Space and mission systems products	77,752	65,182	229,840	229,875
Tactical networking products	78,528	57,676	229,972	137,505
Advanced technologies and other products	7,258	5,611	55,691	117,854

Total products	253,035	200,584	744,055	696,403

Total defense and advanced technologies revenues	303,420	253,681	898,970	852,070
Elimination of intersegment revenues	—	—	—	—

Total revenues	$1,123,767	$1,128,539	$3,372,489	$3,133,745

Shareholder Letter | Q3 Fiscal Year 2025   15